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                                                                    EXHIBIT 99.1



WALLACE COMPUTER SERVICES, INC. APPOINTS DELOITTE & TOUCHE AS AUDITOR

LISLE, Ill., May 24, 2002 / -- Wallace Computer Services, Inc. (NYSE: WCS) announced today that its Board of Directors has appointed Deloitte & Touche LLP as the company's independent auditor effective June 16, 2002.

The selection was made after careful consideration of several firms by Wallace's Board of Directors and Audit Committee. Deloitte & Touche LLP replaces Arthur Andersen LLP, the company's previous auditor since 1960. The company noted that it appreciates the outstanding relationship it has had with Andersen and the services the firm has provided in the past.

Wallace (http://www.wallace.com) is recognized as the leading provider of print management services to Fortune 1000 companies through its Total Print Management
(TPM) program. The TPM program streamlines the processes associated with traditional, digital and electronic print items and typically generates significant cost savings. With nationwide resources across a wide range of traditional and digital capabilities, Wallace can be a large organization's single print management source. The Company's print management services include e-commerce, distribution logistics, digital asset management, inventory management, and print optimization. Wallace is headquartered in Lisle, Illinois with manufacturing, distribution and sales facilities throughout the United States.